EXHIBIT 107

EX-FILING FEES

Calculation of Filing Fee Table

Schedule 14A

(Form Type)

TPCO Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed maximum aggregate value of transaction		Fee rate	Amount of filing fee
Fees to Be Paid	$31,148,999.25	(1)(2)	$0.00011020	$3,432.62
Fees Previously Paid	-			-
Total Transaction Value	$31,148,999.25
Total Fees Due for Filing				$3,432.62
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$3,432.62

(1)

Solely for the purpose of calculating the filing fee, the maximum number of common shares, no par value, (“TPCO Shares”) of TPCO Holding Corp (“TPCO”) to which this transaction applies is estimated to be 166,127,996  which consists of as of April 26, 2023: (A) 119,510,608 TPCO Shares issued and outstanding, (B) 286,528 TPCO Shares underlying options to purchase TPCO Shares issued under the Amended and Restated TPCO Holding Corp. Equity Incentive Plan (the “TPCO Equity Incentive Plan”), (C) 4,108,154 TPCO Shares underlying restricted share units and performance share units issue under the TPCO Equity Incentive Plan, (D) 35,837,500 TPCO Shares issuable upon the exercise of outstanding warrants.

(2)

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated by multiplying (x) 166,127,996, the aggregate number of securities to which the transaction applies, by (y) 1.00, representing the exchange ratio for one TPCO Share to one common share of Gold Flora Corporation, as set forth in the Business Combination Agreement (the “Agreement”) dated as of February 21, 2023 by and among TPCO Gold Flora, LLC, Stately Capital Corporation (“Stately”), Gold Flora Corporation and Golden Grizzly Bear LLC, which exchange ratio is subject to adjustment in accordance with the terms of the Agreement, by (z) US$0.1875, representing the average of the high and low prices reported on the OTCQX for one TPCO Share of  on April 25, 2023 (such date being within five business days prior to the date that this Schedule 14A was filed with the U.S. Securities and Exchange Commission).